Exhibit 34.1

KPMG LLP

Suite 900

10 South Broadway

St. Louis, MO 63102-1761

Report of Independent Registered Public Accounting Firm

The Board of Directors

CitiMortgage, Inc.:

We have examined management’s assertion, included in the accompanying Management Assessment of Compliance with Applicable Servicing Criteria, that CitiMortgage, Inc. (the Servicer) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s (SEC’s) Regulation AB for servicing of residential mortgage loans included in publicly issued residential mortgage-backed securities issued on or after January 1, 2006, certain publicly issued residential mortgage-backed securities issued prior to January 1, 2006, and certain residential mortgage transactions for which the Servicer has agreed to apply the servicing criteria set forth in Item 1122(d) of Regulation AB (Servicing Criteria) for which the Servicer performs a particular servicing function pursuant to a servicing agreement with a third party, except for Federal Home Loan Mortgage Corporation, Federal National Mortgage Association, Government National Mortgage Association residential mortgage loan securitizations unless part of a special bond program (the Platform), except for servicing criterion 1122(d)(1)(iii), which the Servicer has determined was not applicable to the activities it performed with respect to the Platform, as described in Exhibit A to the Management Assessment of Compliance with Applicable Servicing Criteria, as of and for the year ended December 31, 2017. The Servicer has determined that servicing criterion 1122(d)(2)(ii) is applicable to the activities the Servicer performs with respect to the Platform only as it relates to making authorized disbursements on behalf of an obligor for escrowed amounts and to investors and/or the paying agent for their disbursement to investors. Servicing criteria 1122(d)(4)(i) and 1122(d)(4)(ii) are applicable to the activities the Servicer performs with respect to the Platform except that the Servicer only prepares and ships the required loan documents to another party participating in the servicing function that performs the custodian function. With respect to applicable servicing criterion 1122(d)(4)(iii), the Servicer has determined that there were no activities performed during the year ended December 31, 2017 with respect to the Platform, because there were no occurrences of events that would require the Servicer to perform such activities. The Servicer has determined that servicing criterion 1122(d)(1)(v) is applicable to the activities the Servicer performs with respect to the Platform for all transactions and securities in the Platform, including those issued on or before November 23, 2015 for which compliance was previously assessed under other servicing criteria, as applicable, for the assessment period as of and for the year ended December 31, 2017. Exhibit B to the Management Assessment of Compliance with Applicable Servicing Criteria identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Servicer’s compliance with the Servicing Criteria. Our responsibility is to express an opinion on management’s assertion about the Servicer’s compliance with the Servicing Criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants to obtain reasonable assurance and, accordingly, included examining, on a test basis, evidence about the Servicer’s compliance with the Servicing Criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Servicer processed those selected transactions and performed those selected activities in compliance with the Servicing Criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Servicer during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with

KPMG International Cooperative (“KPMG International”), a Swiss entity.

either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Servicer during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Servicer’s compliance with the Servicing Criteria.

As described in Exhibit A to the Management Assessment of Compliance with Applicable Servicing Criteria, the Servicer has engaged various vendors to perform the activities required for certain activities related to servicing criteria 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(4)(iv), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), and 1122(d)(4)(xiii). The Servicer has determined that none of these vendors is considered a servicer as defined in Item 1101(j) of Regulation AB, and the Servicer has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by the SEC’s Compliance and Disclosure Interpretation (C&DI) 200.06, Vendors Engaged by Servicers (C&DI 200.06). As permitted by C&DI 200.06, the Servicer has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors activities comply in all material respects with the servicing criteria applicable to each vendor. The Servicer is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Servicer’s eligibility to apply C&DI 200.06.

In our opinion, management’s assertion that CitiMortgage, Inc. (the Servicer) complied with the aforementioned Servicing Criteria, including servicing criteria 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(4)(iv), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), and 1122(d)(4)(xiii), as described in Exhibit A to the Management Assessment of Compliance with Applicable Servicing Criteria for which compliance is determined based on C&DI 200.06 as described above, as of and for the year ended December 31, 2017 is fairly stated, in all material respects.

St. Louis, Missouri

February 27, 2018

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